UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 9, 2004

Date of report (Date of earliest event reported)

ENCORE MEDICAL CORPORATION

(Exact name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-26538	65-0572565
(Commission File Number)	(IRS Employer Identification No.)

9800 Metric Blvd., Austin, Texas	78758
(Address of Principal Executive Offices)	(Zip Code)

(512) 832-9500

(Registrant’s telephone

number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events

On August 7, 2004, Encore signed a definitive agreement to acquire all of the issued and outstanding shares of capital stock of Empi, Inc. for a total purchase price of approximately $360 million. Under the terms of the agreement, Encore will pay $325 million in cash and will issue 8 million shares of common stock. In order to finance this acquisition, Encore has received a commitment from Bank of America, N.A. and Banc of America Bridge LLC to finance the cash portion of the purchase price and to provide working capital to Encore and its subsidiaries after the acquisition. The Company expects that the debt will consist of a senior secured credit facility and an unsecured, subordinated public debt offering. In connection with this acquisition, the Company will repay the outstanding balances of certain Empi debt, which totaled approximately $160 million on June 30, 2004, and all amounts outstanding under Encore’s existing credit agreements, which totaled approximately $5 million at July 3, 2004. The transaction is subject to regulatory review and the usual and customary closing conditions and is currently expected to close by October 2004.

On August 9, 2004, Encore Medical Corporation (the “Company”) issued a press release announcing its agreement to acquire privately held, St. Paul, MN based Empi, Inc. A copy of the Company’s press release is attached hereto as Exhibit 99.1 and is herby incorporated by reference.

The information in this Form 8-K and the Exhibit attached hereto shall be deemed “furnished” and not deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any Company filing under the Securities Act of 1933, as amended.

(c)       Exhibits.

            99.1 Press Release dated August 9, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENCORE MEDICAL CORPORATION

Date: August 9, 2004	By:	/s/ Harry L. Zimmerman
Harry L. Zimmerman
Executive Vice President – General Counsel